Exhibit 99.1

President Remarks

Annual Shareholder’s Meeting

May 13, 2009

Good evening

Twelve months ago I stood before you and commented on how challenging and difficult the previous twelve months had been. Little did we know at that time what was in store for not only us but the entire financial industry. Since that time we have experienced the most rapid decline in interest rates in recent history, the collapse of several large financial institutions, a significant loss of value in the real estate markets, and the development of a multibillion dollar government rescue package, not to mention the problems in the auto industry.

While we have previously experienced the cyclical nature of the real estate market, the rapid deterioration which occurred over the last year is unprecedented and has had a significant impact on all banking institutions.

Community Bank has not been immune from the ramifications of these events. As you are well aware, we experienced a significant net operating loss in 2008. The primary reason for this loss was our anticipation of potential losses in our commercial loan portfolio particularly in Commercial Real Estate which caused management and the board to approve a substantial increase in our loan loss reserves of $2.2 million. Our reserves now stand at record levels and, with non-performing loans at less than 1% of total assets as of March 31, and no loans 90 days past due, we believe that our current level of impaired credits are manageable.

Additionally, the government intervention into FNMA and Freddie Mac caused us to write off just short of $500,000 in value on an investment widely considered to be backed by the full faith and credit of the US Government and, by association, accepted by our regulators as a sound investment.

With increasing pressure from bank regulators, the industry is being required to maintain capital at levels above what is required to be considered well-capitalized. This in turn has caused us to take a conservative approach with regards to our capital and, ultimately, resulting in the suspension of our dividend.

While we have made considerable progress in addressing these challenges of the past year, 2009 will continue to offer new challenges requiring constant effort to restore appropriate profitability.

Though we are confident that we have our current credit issues under control and understand the inherent risks in our loan portfolio, future deterioration in the economy may bring additional concerns and, consequently, we continue to monitor all of our loans on a continuous basis. Lastly, while we have experienced recent improvements in profits, we will continue to focus on improving our earnings in order to get them back to historical levels.

Despite all of the challenges before us, there are several bright spots that deserve recognition. First among those has been the performance of our mortgage department. Under the leadership and guidance of Vice President Flo Diederich, April marks the fourth consecutive month of record revenue. The current pipeline for residential mortgages indicates that we will continue to see strong results well into the summer months. In addition, we continue to investigate additional means to generate even more revenue from mortgage origination.

Our North Wheaton facility, opened on November 21, 2007, exceeded our targeted growth for 2008 ending the year with just under $16 million in deposits. An analysis of our North Wheaton accounts indicates that we are developing a strong presence in the Carol Stream market which was our desire. The rapid growth in deposits has put us several months ahead of our North Wheaton breakeven projections.

In addition the first four months of 2009 have resulted in significant deposit growth for our bank. Most impressive is that we have seen growth of $4.3 million and $6.6 million in our Glen Ellyn and Wheaton offices respectively. This is in contrast to the modest growth experienced in these offices over the past several years. In fact, total deposits at the end of April are already equal to the level we projected to be by November of this year. While some of this growth is certainly a reaction to the turmoil in the equity markets, we believe that a large percentage is due to depositors preferring to invest in FDIC insured products in the current economic environment. We believe the fact that depositors have chosen to deposit funds with Community Bank speaks highly of our bank’s reputation as a safe and secure institution.

The Advantage Checking account introduced to you at our last meeting has also been a true success. As of today we have 467 Advantage accounts with over $28.8 million in balances. You may recall that this account rewards those clients who maintain a large portion of their financial relationship with us through preferential product rates as well as other benefits. There are brochures describing the Advantage Checking Account on the table to my left for those of you that may be interested.

Finally, we are pleased to have added Jeff Vock to our management team as Senior Vice President and Chief Credit Officer. Jeff, with proven administrative and credit skills, brings a wealth of experience to our organization at a time when such special skills are especially important.

The decline in our share price over the past year has had us all concerned. While you can certainly say that our recent performance has had a negative impact, the overriding factor has been the general deterioration of the financial sector. At some point over the course of the last year, banking stocks ceased being traded on fundamentals and began to be viewed as an investment to be avoided. As problem credits began to mount, concerns grew over the future profitability of the entire industry and the related stock values began to fall. As we are a publicly traded company we were not immune to these effects. Nevertheless, we have always viewed your investment in Community Financial Shares to be one of a long term investment and we are firmly committed to reversing the trend. We share your concern for the current share price and are working on developing alternatives we believe will help to improve your return as well as the liquidity of your shares.

One of our major concerns has always been controlling our operating expenses. We have always run our organization as lean as possible and are constantly looking for ways to improve efficiencies in our operations. Our business model of a comprehensive footprint within our market has required a large investment in brick and mortar; consequently our fixed costs remain fairly high and must be offset by facility growth. In addition, we have established our reputation on providing a high level of service. Making significant cuts in staffing and pay levels is counterproductive to this strategy, would put us at a competitive disadvantage and would hinder our ability to deliver the quality of service our clients expect. We have been conducting an ongoing review of all general expenses and are making improvements in efficiencies as we find opportunities. In summary, by retaining an experienced and well skilled staff, we are better positioned for the opportunity to improve profitability during 2009.

One key element in the return to profitability is our expected participation in the Treasury’s TARP program. The Treasury’s TARP program required a great deal of discussion by the board and senior management before the decision to apply for the capital offer was unanimously, but somewhat reluctantly agreed upon. While TARP is wide ranging, our main interest is in the Capital Purchase Program. Through this program we would be issuing preferred shares to the Treasury in the amount of $6.97 million upon which we will be required to pay a nominal 5% dividend. There are additional preferred shares that would be issued under warrants granted in the transaction that will increase the total cost to us to approximately 5.45%. As stated during the inception of the program, only healthy banks would be considered as participants and the idea behind the Treasury’s investment was to get banks to lend money. As I have stated earlier, the regulators have been requiring banks to hold increased levels of capital. With the growth that we have experienced and the new requirements, we are quickly approaching the point where it has become difficult for us to lend additional funds without additional capital. As we have determined through our internal analysis we believe that the quickest path to improved earnings is through increased lending which is our immediate goal.

The traditional capital markets commonly available to community banks have all but dried up. Even if we were able to access capital today it is likely that the cost would be prohibitive. Current indications are that the cost of capital would be in the range of 10% to 15%. After much discussion and debate we believe TARP participation is the quickest way for us to restore profitability and to ultimately reinstate the quarterly dividend. In this difficult financial environment, the issue of sufficient capital is of primary importance to the regulators and TARP, for us, is the best and quickest short term solution. It would be our intent to repay the Treasury as soon as alternate capital resources become available. We remain focused on the long-term success and growth of the bank however, in the short term, resolving our credit issues and returning the bank to profitability are our highest priorities.

Despite the economic chaos, industry troubles and consequent general deterioration in credit, Community Bank intends to continue to conduct business as usual by sticking to our core values and the business model that has worked so well for us in the past. As has been our practice over the years, we continue to support the organizations that are important to our community. As other banks have pulled back from community service and activity, our community presence at charitable and business events has increased. Our investment in charitable organizations, and our support of important community events, has heightened our visibility in the community. We have positioned Community Bank as a client oriented, conscientious corporate partner actively engaged in working to make our community a better place to live and work.

Lastly the problems experienced by some of the larger banks within our market have created opportunities for us to attract new clients. Many successful businesses are concerned that their current bank will no longer be there for them when they need them most. We are looking to fill that void and in the process continue to grow our organization.

In summary we have and are experiencing a difficult but manageable period in which we have seen the most extraordinary changes: extreme changes in interest rates, extraordinary stock market declines, significant declines in corporate revenues, an elevated level of unemployment, and extraordinary government intervention. However, we believe that the steps we have taken along with the program outlined here tonight position us well for the future. With a little time and proper execution we plan to return to historical levels of earnings and an improved value to your investment.

Thank you for coming this evening. We appreciate your business and would welcome any suggestions, referrals or opportunities.